Exhibit 99.1

                                                                    News Release
[SPRINT LOGO]

                                                                  Media Contact:
                                                    Leigh Horner, (703) 433-3044
                                                         Leigh.Horner@sprint.com

                                                     Investor Relations Contact:
                                                  Steve Virostek, (703) 433-3848
                                                     Stephen.Virostek@sprint.com


               SPRINT NEXTEL ANNOUNCES APPOINTMENT OF WILLIAM NUTI
                            TO ITS BOARD OF DIRECTORS

OVERLAND PARK, Kan. - June 9, 2008 - Sprint (NYSE: S) today announced the appointment of William (Bill) Nuti to the company's Board of Directors. Nuti is the chairman, CEO and president of NCR Corporation, a global technology company based in Dayton, Ohio.

"We welcome Bill Nuti as an excellent addition to our board," said James Hance, chairman of the board of Sprint Nextel. "He has a strong record of guiding companies through change to better position them for growth and greater profitability, and his performance at NCR is a prime example of what he can do. We look forward to his input as Sprint continues our aggressive efforts to improve our business."

"I'm pleased to be a member of the Sprint Nextel board," Nuti said. "Both the board and the management team are clearly committed to improving the company's performance, and I look forward to contributing to the company's progress."

Nuti, 44, joined NCR in 2005, and initiated organizational and process changes to better position the company for growth. Since his arrival, NCR's stock has appreciated more than 50 percent. Before that, he served as president and CEO of Symbol Technologies, where he strengthened the company's product portfolio and positioned it as a leading supplier in the emerging radio frequency identification (RFID) industry. While at Symbol, Nuti led a challenging, but highly successful turnaround effort which returned the company to profitability for the first time in five years, and from 2002 to 2004 increased revenue growth by 24 percent.

Earlier in his career, Nuti held positions of increasing responsibility for over 10 years at Cisco Systems, where he last served as senior vice president of their United States operations as well as their senior vice president of their global service provider business. During his Cisco tenure, Nuti was also president of their Europe Middle East and Africa theater of operations as well as Cisco's Asia Pacific operations.

Nuti will serve on the Board until the 2009 annual meeting, when he will be nominated for re-election by shareholders at that time.

ABOUT SPRINT NEXTEL

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Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving nearly 53 million customers at the end of the first quarter 2008; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.